EXHIBIT 10.1

EIGHTH AMENDMENT TO NOTE PURCHASE AGREEMENT

THIS EIGHTH AMENDMENT TO NOTE PURCHASE AGREEMENT (this “Eighth Amendment”) is entered into as of March 8, 2022 by and among ONTRAK, INC., a Delaware corporation formerly known as CATASYS, INC. (the “Company”), the Purchaser signatory hereto and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., as collateral agent for the Purchasers (in such capacity, the “Collateral Agent”).
RECITALS
A.    The Company, certain subsidiaries of the Company, the Purchaser and the Collateral Agent are parties to a certain Note Purchase Agreement, dated as of September 24, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Note Purchase Agreement), pursuant to which the Purchaser has agreed to purchase the Notes issued by Company;
B.     The Collateral Agent has notified the Company that the Company has breached the covenant contained in Section 5.1 of the Note Purchase Agreement by delivering a Financial Plan which did not contain forecasts demonstrating projected compliance with the requirements of Section 6.8 of the Note Purchase Agreement through the final maturity date of the Notes (the “Breach”);
C.    By virtue of the Breach, an Event of Default under Section 8.1(c) of the Note Purchase Agreement occurred ( the “Default”);
D.    The Note Parties have requested that the Purchaser waive the Default and, subject to the terms and conditions hereof, the Purchaser (being the sole Purchaser under the Note Purchase Agreement) executing this Eighth Amendment is willing to do so; NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and intending to be legally bound, the parties hereto agree as follows:
A.AMENDMENTS
1.Section 1.1 of the Note Purchase Agreement is hereby amended by adding the following terms:
“Eighth Amendment” shall mean the Eighth Amendment to the Note Purchase Agreement dated as of March 8, 2022.
    “Refinancing” shall have the meaning set forth in Section 5.17.
“Required Prepayment” shall have the meaning set forth in Section 2.13(k).
“Revised 2022 Financial Plan” shall have the meaning set forth in Section 5.1(i).
2.Section 2.7 of the Note Purchase Agreement is hereby amended by adding the following subsection 2.7(f):
“(f)    From and after the effective date of the Eighth Amendment, each Note shall bear interest at the Base Rate and any Note bearing interest with respect to the Adjusted LIBO Rate shall be converted on the effective date of the Eighth Amendment to a Note bearing interest with reference to the Base Rate. Company shall compensate Purchaser for all reasonable losses, expenses and liabilities with respect to any breakage from converting a LIBO Rate Portion to a Base Rate Portion. For the avoidance of doubt, from and after the effective date of the Eighth Amendment, Company shall not have the option of selecting the Adjusted LIBO Rate in any Funding Notice or Conversion/Continuation Notice.”
3.Section 2.13 of the Note Purchase Agreement is hereby amended by replacing paragraph (c) thereof in its entirety with the following:
“(c)    Issuance of Equity Securities. On the date of receipt by any Note Party or any of its Subsidiaries of any Net Equity Proceeds from any Person other than a Note Party (it being understood that any such Net Equity Proceeds shall be deposited into a Controlled Account on the same Business Day as receipt thereof), excluding any such Net Equity Proceeds used for purposes approved in writing by Requisite Purchasers in their sole discretion, Company shall prepay the Notes and/or the Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to 100% of such Net Equity Proceeds.”
4.Section 2.13 of the Note Purchase Agreement is hereby amended by adding the following paragraph (k):
“(k) Required Prepayment. In connection with the Eighth Amendment, the Company shall make a payment of not less than $11,000,000 in principal amount of Notes to Purchaser on or prior to the effective date of the Eighth Amendment (the “Required Prepayment”).”
5.Section 5 of the Note Purchase Agreement is hereby amended by adding the following subsection 5.16:
“5.16     Financial Advisors. Company shall enter into an engagement agreement, in form and substance satisfactory to Collateral Agent (including with respect to the scope of the engagement and the compensation for such engagement), with a financial advisor acceptable to Collateral Agent no later than ten (10) days of the effective date of the Eighth Amendment. Such financial advisor will remain engaged through the earlier of (i) the date all Notes are prepaid in full in cash and (ii) upon written notice from the Collateral Agent. In addition, Company will enter into an engagement agreement, in form and substance satisfactory to Collateral Agent (including with respect to the scope of the engagement and the compensation for such engagement), with an investment banking professional services firm acceptable to Collateral Agent whose responsibilities will include, among other things, preparing the marketing materials in respect of the Refinancing (as defined below) and otherwise conducting the marketing process for such Refinancing. Such investment banking professional services firm will remain engaged through the earlier of (i) the date all Notes are prepaid in full in cash and (ii) upon written notice from the Collateral Agent.”
6.Section 5 of the Note Purchase Agreement is hereby amended by adding the following subsection 5.17:
“5.17 Refinancing Milestones. Company shall achieve the following refinancing milestones by the deadlines indicated below:

Milestone	Deadline
1.The Company shall deliver to the Collateral Agent the completed marketing materials in connection with a refinancing of all of the Obligations under Notes (the “Refinancing”), which shall have been prepared by an investment banking professional services firm satisfactory to Collateral Agent, and which shall be in form and substance satisfactory to Collateral Agent.
April 30, 2022
1.The Company shall have received proposals from at least one (1) bona fide prospective financing party, in form and in substance satisfactory to Collateral Agent.	June 30, 2022
1.The Company shall close the Refinancing.	October 15, 2022

7.Section 5.1 of the Note Purchase Agreement is hereby amended by adding the following paragraph (t):
“(t) Weekly Cash Flow Forecasts. Company shall deliver to Collateral Agent a 13-week cash flow forecast of Company and its Subsidiaries on a weekly basis by the Saturday of each week, commencing on the effective date of the Eighth Amendment, through the Latest Maturity Date of the Notes, which 13-week cash flow forecasts shall be satisfactory to Collateral Agent.”
8.Section 5.1(i) is hereby amended by adding the following at the end thereof:
“provided the Note Parties shall deliver to Collateral Agent a revised Financial Plan for the 2022 Fiscal Year (the “Revised 2022 Financial Plan”) within thirty (30) days of the effective date of the Eighth Amendment, which Revised 2022 Financial Plan shall be satisfactory to Collateral Agent. The Revised 2022 Financial Plan shall include an explanation, in reasonable detail satisfactory to Collateral Agent, for any changes in the Revised 2022 Financial Plan compared to the most recently delivered Financial Plan and the basis therefore.”
9.Section 5.5 of the Note Purchase Agreement is hereby deleted in its entirety and replaced with the following:
“5.5    Insurance. Company will maintain or cause to be maintained, with financially sound and reputable insurers, (i) business interruption insurance reasonably satisfactory to Requisite Purchasers, (ii) directors’ and officers’ liability insurance reasonably satisfactory to Requisite Purchasers and (iii) such casualty insurance, public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Company will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Program, in each case in compliance with any applicable regulations of the Board of Governors, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) in the case of each liability insurance policy, name Collateral Agent, for the benefit of Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, in form and substance satisfactory to Collateral Agent, that names Collateral Agent, for the benefit of Secured Parties as the loss payee thereunder, and (iii) in each case, provide for at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy. The Collateral Agent acknowledges that the insurance policies maintained by the Company and its Subsidiaries as of the Closing Date are satisfactory to Collateral Agent.”
10.Section 6.5 of the Note Purchase Agreement is hereby deleted in its entirety and replaced with the following:
“6.5 Restricted Junior Payments. No Note Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that (a) any Subsidiary of Company may declare and pay dividends or make other distributions to Company or any Note Party that is a Wholly-Owned Guarantor Subsidiary, (b) Company and any Subsidiary of Company may make dividends or bonus payments to employees and directors payable solely in shares of Capital Stock, (c) after December 31, 2022, the Company may continue to declare and pay any remaining dividends of the initial eight (8) dividends with respect to the Series A Preferred Stock following its issuance solely from amounts on deposit in the Initial Dividends Account, in each case subject to delivery of a Compliance Certificate for the most recently ended fiscal quarter evidencing pro forma compliance with the financial covenants in Section 6.8, and (d) commencing with the ninth dividend after issuance with respect to the Series A Preferred Stock, Company may declare and pay dividends as long as (i) no Event of Default shall have occurred and be continuing and (ii) Company has delivered evidence, satisfactory to Collateral Agent, showing compliance with the financial covenants set forth in Section 6.8 after giving effect to each such dividend payment.

Notwithstanding anything in this Section 6.5 to the contrary, no amount shall be permitted to be distributed by any Note Party to pay, or otherwise in connection with, any Tax resulting from the cancellation or discharge of Indebtedness.”
11.Section 6.7(i) of the Note Purchase Agreement is hereby deleted in its entirety and replaced with the following:
“(i) Subject to Requisite Purchasers’ approval in their sole discretion, Investments or other participations in joint ventures or strategic alliances in the ordinary course of each Note Party’s business consisting of the licensing of technology, intellectual property and/or product, the development of such technology, intellectual property and/or product or the providing of technical support, provided that (i) any cash Investments by Note Parties do not exceed $500,000 in the aggregate in any fiscal year and (ii) no Default or Event of Default shall have occurred or be continuing or would result therefrom;”
12. Section 6.8(c)(i) of the Note Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Prior to the Leverage Changeover Date, Company shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2019, to be greater than the correlative ratio indicated below:

Fiscal Quarter End Date	Leverage Ratio
September 30, 2019	1.20:1.00
December 31, 2019	1.20:1.00
March 31, 2020	1.20:1.00
June 30, 2020	0.75:1.00
September 30, 2020	0.75:1.00
December 31, 2020	0.75:1.00
March 31, 2021	0.50:1.00
June 30, 2021	0.60:1.00
September 30, 2021	0.65:1.00
December 31, 2021	0.85:1.00
March 31, 2022	1.00:1.00
June 30, 2022	1.00:1.00
September 30, 2022	1.00:1.00
December 31, 2022	0.60:1.00
March 31, 2023	0.55:1.00
June 30, 2023	0.50:1.00

13.Section 6.8(d) of the Note Purchase Agreement is hereby deleted in its entirety and replaced with the following
“(d)    Consolidated Adjusted EBITDA. Company shall not permit Consolidated Adjusted EBITDA as at the end of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2019, for the four Fiscal Quarter period then ended to be less than the correlative amount indicated below:

Fiscal Quarter	Consolidated Adjusted EBITDA
September 30, 2019	-$17,250,000
December 31, 2019	-$24,000,000
March 31, 2020	-$28,500,000
June 30, 2020	-$23,750,000
September 30, 2020	-$16,500,000
December 31, 2020	-$7,750,000
March 31, 2021	$0
June 30, 2021	$0
September 30, 2021	-$10,000,000
December 31, 2021	-$22,000,000
March 31, 2022	N/A
June 30, 2022	N/A
September 30, 2022	N/A
December 31, 2022	-$13,000,000
March 31, 2023	-$5,000,000
June 30, 2023	$2,000,000
September 30, 2023	$10,000,000
December 31, 2023	$18,500,000
March 31, 2024	$20,000,000
June 30, 2024	$20,000,000
September 30, 2024	$20,000,000

14.Section 6.8(e) of the Note Purchase Agreement is hereby deleted in its entirety and replaced with the following:
“(e)    Minimum Monthly Cash Flow. Company shall not permit the average net cash flow for each of the three month periods ending on the date identified below, based on the first 13-week cash reported after month-end for each month in the three-month period, to be less than the correlative amount indicated below, provided that any cash repayment of the Notes shall be excluded from the determination of monthly cash flow. For the avoidance of doubt, the three month cash flow at the end of each period shall be equal to (x) the sum of the monthly cash flows, excluding cash outflows related to principal prepayment of the Notes, for the three consecutive months ending on the date identified below divided by (y) three:

Fiscal Month End Date	Average Last Three Month Cash Flow (excluding cash repayment of the Notes)
March 31, 2022	-$5,500,000
April 30, 2022	-$4,000,000
May 31, 2022	-$4,000,000
June 30, 2022	-$4,000,000
July 31, 2022	-$3,500,000
August 31, 2022	-$3,000,000
September 30, 2022	-$2,500,000
October 31, 2022	-$2,500,000

15.Section 6.8(h) of the Note Purchase Agreement is hereby deleted in its entirety and replaced with the following:
“(h)    Minimum Consolidated Liquidity. Company shall not permit Consolidated Liquidity at any time during each Fiscal Quarter or Fiscal Month (as applicable) ending on the date identified below to be less than the correlative amount indicated below:

Fiscal Quarter / Fiscal Month	Consolidated Liquidity
March 31, 2022	$30,000,000
April 30, 2022	$30,000,000
May 31, 2022	$26,500,000
June 30, 2022	$24,500,000
July 31, 2022	$23,000,000
August 31, 2022	$21,500,000
September 30, 2022	$19,750,000
October 31, 2022	$18,000,000
December 31, 2022	$30,000,000
March 31, 2023	$25,000,000
June 30, 2023	$25,000,000
September 30, 2023	$25,000,000
December 31, 2023	$25,000,000
March 31, 2024	$25,000,000
June 30, 2024	$25,000,000
September 30, 2024	$25,000,000

16.Section 8.1(o) of the Note Purchase Agreement is hereby deleted in its entirety and replaced with the following
“(o)    Defaults Under Material Contracts; Termination of Material Contracts. (i) Any Note Party, Managed Company or any other Affiliate of a Note Party that is party to a Managed Company Document shall breach or default in the performance of or compliance with any material term contained in any Material Contract or Managed Company Document, beyond any grace period without remedy or waiver, if the effect of such breach or default is to cause the counterparty to such Material Contract to terminate such Material Contract prior to its stated term or (ii) any Material Contract terminates or is not renewed; provided, that (x) no Event of Default shall exist pursuant to this Section 8.1(o) with respect to any breach of, default in compliance with, or termination or notice of termination of, a Material Contract to the extent that Company would be in pro forma compliance with Section 6.8 as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered or are required to have been delivered pursuant to Section 5.1(b) after deducting the net income attributable from such Material Contract from Consolidated Net Income and the revenue from such Material Contract from Consolidated Recurring Revenue, as applicable.”
17.Section 10.6(c) of the Note Purchase Agreement is hereby amended by adding the following sentence to the final clause of the Section 10.6(c).
“Notwithstanding the foregoing, an assignment to any Person meeting the criteria of clause (i)(a) of the definition of the term of “Eligible Transferee” shall not require the consent of the Company, whether or not a Default or an Event of Default has occurred or is continuing.”
B. CONSENTS
For so long as no other Default exists, Purchaser waives any Default with regard to Section 5.1 of the Note Purchase Agreement occurring prior to February 15, 2022. Additionally, Purchaser consents to (i) Company entering into a sub-lease of its furnished California office and (ii) Company entering into a lease for certain office space in Henderson, NV with a maximum lease payment of up to $94,000 per year; provided that in the case of (i) and (ii), Company provides Collateral Agent with legal documentation reflecting such sublease satisfactory to Collateral Agent including.
C. CONFIRMATION OF OBLIGATIONS AND DEFAULT
1.The Note Parties acknowledge and agree that, as of the effective date hereof, after giving effect to the Required Prepayment, the aggregate principal amount of outstanding Notes is $19,200,000.21 and as of March 7, 2022, the aggregate accrued and unpaid interest thereon is $83,679.17.
2.Each of the Note Parties represents that, (i) there are no claims, demands, offsets, or defenses at law or in equity that would defeat or diminish any Agent’s or any Purchaser’s present and unconditional right to collect the indebtedness evidenced by the Note Documents that is owed to such Person, and to proceed to enforce the rights and remedies available to the Agents and the Purchaser as provided in the Note Documents as of the date hereof and (ii) except for the Default, no Defaults or Events of Default under the Note Purchase Agreement have occurred and are continuing as of the date hereof.
3.Except as specifically provided herein, each of the Note Parties acknowledges and agrees that no Agent or Purchaser has waived, released, or compromised any occurrences, acts, or omissions that may constitute or give rise to any Defaults or Events of Default (including the Default) that existed or may have existed, may presently exist, or may arise in the future, nor does any Purchaser or Agent waive any rights or remedies under the Note Purchase Agreement or the other Note Documents (other than, to the extent expressly set forth herein, with respect to the Default), including any Purchaser’s right to direct any Agent to exercise any rights and remedies.
D. CONDITIONS TO EFFECTIVENESS

Notwithstanding any other provision of this Eighth Amendment and without affecting in any manner the rights of the Purchaser hereunder, it is understood and agreed that this Eighth Amendment shall not become effective, and the Note Parties shall have no rights under this Eighth Amendment, until the following have occurred:
1.Purchaser shall have received the Required Prepayment payable pursuant to Section 2.13(k).
2.Purchaser shall have received all amounts due under that certain Fourth Amended and Restated Fee Letter between the Company and Purchaser (the “Fourth Amended and Restated Fee Letter”).
3.The Note Parties shall have delivered the costs and expenses payable pursuant to Section F(7) herein.
4.Purchaser shall have received executed counterparts to this Eighth Amendment.
E. REPRESENTATIONS AND WARRANTIES
To induce Purchaser and Collateral Agent to enter into this Eighth Amendment, each Note Party hereby represents and warrants to the Purchaser and the Collateral Agent that:
1.The execution, delivery, and performance of this Amendment are within such Note Party’s corporate or limited liability company powers (as applicable), have been duly authorized by all necessary corporate or limited liability company action (as applicable) on the part of such Note Party, and do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to such Note Party or any of its Subsidiaries, any of the Organizational Documents of such Note Party or any of its Subsidiaries, or any order, judgment, or decree of any court or other agency of government binding on such Note Party or any of its Subsidiaries, or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract or any other material Contractual Obligation of such Note Party or any of its Subsidiaries;
2.This Amendment and the Note Purchase Agreement constitute such Note Party’s legal, valid, and binding obligation, enforceable against such Note Party in accordance with its terms (except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability and general principles of equity);
3.This Amendment has been duly executed and delivered by such Note Party;
4.No event has occurred or is continuing on the date hereof, after giving effect to this Amendment, that would constitute an Event of Default or a Default ; and
5.The representations and warranties contained in the Note Purchase Agreement, after giving effect to the amendments in Section 2 hereof, and the other Note Documents are true and correct in all material respects (or, with respect to any representation or warranty qualified by materiality or a material adverse change or material adverse effect standard, in all respects) on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (or, with respect to any representation or warranty qualified by materiality or a material adverse change or material adverse effect standard, in all respects) on and as of such earlier date.
F. OTHER AGREEMENTS
1.Release. (a) Each Note Party hereby releases, acquits, and forever discharges Collateral Agent and each of the Purchasers, and each and every past and present subsidiary, affiliate, stockholder, officer, director, agent, servant, employee, representative, and attorney of Collateral Agent and the Purchasers (each a “Releasee”), from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys' fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, which such Note Party may have or claim to have now or which may hereafter arise out of or connected with any act of commission or omission of Releasee existing or occurring on or prior to the date of this Eighth Amendment or any instrument executed on or prior to the date of this Eighth Amendment including, without limitation, any claims, liabilities or obligations arising with respect to the Note Purchase Agreement or the other of the Note Documents. The provisions of this paragraph shall be binding upon each Note Party and shall inure to the benefit of Releasees, and their respective heirs, executors, administrators, successors and assigns, and the other released parties set forth herein. No Note Party is aware of any claim or offset against, or defense or counterclaim to, any Note Party’s obligations or liabilities under the Note Purchase Agreement or any other Note Document. The provisions of this Section shall survive payment in full of the Obligations, full performance of the terms of this Eighth Amendment and the Note Documents, and/or Collateral Agent’s or each Purchaser’s actions to exercise any remedy available under the Note Documents or otherwise. Each Note Party warrants and represents that such Note Party is the sole and lawful owner of all right, title and interest in and to all of the claims released hereby and each Note Party has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof.
2.Strict Compliance. Except for the amendments set forth in Section 2 above, the text of the Note Purchase Agreement shall remain unchanged and in full force and effect. The amendments agreed to herein shall not constitute a modification of the Note Purchase Agreement or a course of dealing with the Purchasers and the Collateral Agent or any of them at variance with the Note Purchase Agreement such as to require further notice by the Purchasers, the Collateral Agent, or any of them to require strict compliance with the terms of the Note Purchase Agreement in the future.
3.Acknowledgment of Perfection of Security Interest. Each Note Party hereby acknowledges that, as of the date hereof, the security interests and liens granted to Collateral Agent and the Purchasers under the Note Purchase Agreement and the other Note Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Note Purchase Agreement and the other Note Documents.
4.Entire Amendment; Effect of Amendment. This Amendment, and the terms and provisions hereof, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede any and all prior or contemporaneous amendments relating to the subject matter hereof. There are no oral agreements among the parties hereto pertaining to the subject matter hereof. Each of the Note Purchase Agreement and the other Note Documents shall be and remain in full force and effect in accordance with its respective terms and is hereby ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not, except as expressly set forth herein, operate as a consent to, as a waiver of, or as an amendment of, any right, power, or remedy of any Collateral Agent or Purchaser, as in effect prior to the date hereof. Upon the effectiveness of this Amendment, (a) each reference in the Note Purchase Agreement to “this Agreement”, “hereunder”, “herein”, “hereof”, or words of like import referring to the Note Purchase Agreement shall mean and refer to the Amended Note Purchase Agreement and (b) each reference in the Note Documents to the “Note Purchase Agreement”, “thereunder”, “therein”, “thereof”, or words of like import referring to the Note Purchase Agreement shall mean and refer to the Amended Note Purchase Agreement. This Amendment is a Note Document.
5.Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of this Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment.
6.No Novation. This Eighth Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Note Purchase Agreement and the other Note Documents or an accord and satisfaction in regard thereto.
7.Costs and Expenses. As provided in the Note Purchase Agreement, but without limiting any terms or provisions thereof, the Note Parties agree to pay promptly all reasonable costs and expenses incurred by the Purchaser and Collateral Agent and in connection with the preparation, negotiation, and execution of this Amendment, including, without limitation, the reasonable costs and fees of the Purchaser’s and Collateral Agent’s legal counsel, regardless of whether this Amendment becomes effective in accordance with the terms hereof.
8.Governing Law. This Eighth Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

9.Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY AGREES TO AND DOES WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER NOTE DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER HEREOF OR THEREOF.
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IN WITNESS WHEREOF, the parties hereto have caused this Eighth Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.
ONTRAK, INC., as the Company and as a Note Party

By: /s/ Brandon LaVerne______________________
Name: Brandon LaVerne
Title: Chief Financial Officer

[Signature Page to Eighth Amendment to Note Purchase Agreement]

BROAD STREET CREDIT HOLDINGS LLC as Purchaser
By: /s/ Greg Watts
Name: Greg Watts
Title: Authorized Signatory

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P. as Collateral Agent
By: /s/ Greg Watts
Name: Greg Watts
Title: Authorized Signatory

[Signature Page to Eighth Amendment to Note Purchase Agreement]